                              AMENDMENT TO BY-LAWS
                                       of
                             D. L. Babson Bond Trust
                      (as adopted by the Board of Directors
                               on April 23, 2002)

     Effective  April 23,  2002,  Article V,  Section 1 of the  By-laws of D. L.
Babson Bond Trust hereby is amended to read in its entirety as follows:

     Section  1.  Officers  of the Trust.  The  officers  of the trust  shall be elected by the Board of Trustees and shall include a president,  a secretary and a treasurer.  The Board of Trustees may,  from time to time,  elect or appoint a controller,  one or more  vice-presidents,  assistant  secretaries and assistant treasurers.  The  president  shall preside at meetings of the Board of Trustees, unless the Board of Trustees, at its discretion,  elects a chairman of the Board to preside at such  meetings.  In  addition,  such  chairman  shall  perform and execute such  executive  and  administrative  duties and have such powers as the
Board of Trustees  may from time to time  prescribe.  Two or more offices may be held by the same person but no officer shall execute,  acknowledge or verify any instrument in more than one capacity, if such instrument is required by law, the
Agreement and Declaration of Trust or these By-laws to be executed, acknowledged or verified by two or more officers.